Exhibit 99.3

Pop Global Acquisition Limited

Policy for Recovery of Erroneously Awarded Compensation

1.	Purpose. The purpose of the Pop Global Acquisition Limited Policy for the Recovery of Erroneously Awarded Compensation (this “Policy”) is to provide for the recovery of certain Incentive-Based Compensation in the event of an Accounting Restatement. This Policy is intended to comply with, and to be administered and interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and Listing Rule 5608 adopted by the Nasdaq Stock Market LLC (“Nasdaq”) (the “Listing Standards”). Unless otherwise defined in this Policy, capitalized terms shall have the meanings set forth in the Appendix attached hereto.

2.	Policy for Recovery of Erroneously Awarded Compensation. In the event of an Accounting Restatement, it is the Company’s policy to recover reasonably promptly the amount of any Erroneously Awarded Compensation Received during the Recovery Period.

3.	Application of Policy. This Policy applies to Incentive-Based Compensation Received by an Executive Officer (i) on or after the date on which the registration statement on Form S-1 of which the prospectus forms a part is declared effective by the Securities and Exchange Commission and after such individual began service as an Executive Officer, (ii) if such individual served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation, and (iii) while the Company had a class of securities listed on a national securities exchange or national securities association.

4.	Administration

a	This Policy shall be administered by the Compensation Committee, except that the Board may determine to act as the administrator or designate another committee of the Board to act as the administrator with respect to any portion of this Policy other than Section 4(c) (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.

b	The Company is authorized to take appropriate steps to implement this Policy and may effect recovery hereunder by: (i) requiring payment to the Company, (ii) set-off, (iii) reducing compensation, or (iv) such other means or combination of means as the Administrator determines to be appropriate.

c	The Company need not recover Erroneously Awarded Compensation if and to the extent that the Compensation Committee or, in the absence of such committee, a majority of the independent directors serving on the Board determines that such recovery would be impracticable and not required under Rule 10D-1 and the Listing Standards, including if the Compensation Committee or, in the absence of such committee, a majority of the independent directors serving on the Board determines that: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, documented such reasonable attempt(s), and provided such documentation to Nasdaq; (ii) recovery would violate home country law adopted prior to November 28, 2022, provided that the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such violation and provided such opinion to Nasdaq; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

POP GLOBAL ACQUISITION LIMITED

Policy for Recovery of Erroneously Awarded Compensation

d	The Administrator may require each Executive Officer to sign and return to the Company an Acknowledgment Form substantially in the form attached to this Policy as Exhibit A or in such other form determined by the Administrator, pursuant to which the Executive Officer agrees to be bound by, and comply with, the terms of this Policy.

e	Any determinations made by the Administrator under this Policy shall be final and binding on all affected individuals and need not be uniform among affected individuals.

5.	Other Recovery Rights; Company Claims. Any right of recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law or pursuant to the terms of any compensation recovery policy in any employment agreement, plan or award agreement, or pursuant to the terms of any other compensation recovery policy of the Company. Nothing contained in this Policy and no recovery hereunder shall limit any claims, damages, or other legal remedies the Company may have against an individual arising out of or resulting from any actions or omissions by such individual.

6.	Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of federal securities laws, including the disclosures required by Item 402(w) of Regulation S-K.

7.	Indemnification Prohibition. Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement that may be interpreted to the contrary, the Company shall not indemnify any Executive Officer with respect to amount(s) recovered under this Policy or claims relating to the enforcement of this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by such Executive Officer to fund potential clawback obligations hereunder.

8.	Relationship to Section 304 of the Sarbanes-Oxley Act; No Duplication. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s principal executive officer and principal financial officer, and to any other compensation recovery policy or similar provision in any employment agreement, equity plan, equity award or other individual agreement to which the Company is a party or which the Company has adopted or may adopt from time to time; provided, however, that compensation recovered pursuant to this Policy shall not be duplicative of compensation recovered pursuant to Section 304 or any such other policy or provision, except as may be required by law.

9.	No Good Reason; No Breach. Any action by the Company to recover, or any recovery of, Erroneously Awarded Compensation under this Policy shall not be deemed (i) “good reason” for the resignation of an Executive Officer or a basis for a claim of constructive termination under any employment or severance agreement with the Company or under the terms of any benefits or compensation arrangement applicable to such Executive Officer, or (ii) a breach of any contract or other arrangement to which such Executive Officer is a party.

10.	Former Executive Officers. In the event the Company is required to recover Erroneously Awarded Compensation from a person who is no longer an employee or officer of the Company, the Company is entitled to seek such recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement such person may have signed.

11.	Amendment; Termination. The Board or the Compensation Committee may amend or terminate this Policy from time to time in its discretion as it deems appropriate and shall amend this policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed; provided, however, that no amendment or termination of this Policy shall be effective to the extent it would cause the Company to violate any federal securities laws, Securities and Exchange Commission rule or the rules or standards of any national securities exchange on which the Company’s securities are listed.

12.	Successors. This Policy shall be binding and enforceable against all individuals who are or were Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.

13.	Effective Date. This Policy was adopted on [●], 2026 and is effective upon the effectiveness of the registration statement on Form S-1 of which the prospectus forms a part.

POP GLOBAL ACQUISITION LIMITED

Policy for Recovery of Erroneously Awarded Compensation

APPENDIX

Definitions: For purposes of this Policy, the following terms shall have the meanings set forth below:

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any accounting restatement required to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Administrator” has the meaning set forth in Section 4(a) hereof. “Board” means the Company’s Board of Directors.

“Company” means Pop Global Acquisition Limited, an exempted company incorporated under the laws of Cayman Islands, and its affiliates.

“Compensation Committee” means the Compensation Committee of the Board.

“Erroneously Awarded Compensation” means the amount, as determined by the Administrator, of Incentive-Based Compensation received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that would have been received by the Executive Officer had it been determined based on the restated amounts. For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”) the Administrator will determine the amount based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received, and the Company will maintain documentation of the determination of that reasonable estimate and provide the documentation to Nasdaq. In all cases, the amount to be recovered will be calculated without regard to any taxes paid by the Executive Officer with respect of the Erroneously Awarded Compensation.

“Executive Officers” means any current or former executive officer of the Company as defined in Rule 10D-1(d) and Nasdaq Rule 5608(d), including the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based wholly or in part on the Company’s stock price or total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed to be “Received” for purposes of this Policy in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the applicable Accounting Restatement and any “transition period” as described under Rule 10D-1 and the Listing Standards. For purposes of this Policy, the “date that the Company is required to prepare the applicable Accounting Restatement” is the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

POP GLOBAL ACQUISITION LIMITED

Policy for Recovery of Erroneously Awarded Compensation

ACKNOWLEDGEMENT FORM

I, the undersigned, acknowledge and affirm that I have received and reviewed a copy of the Pop Global Acquisition Limited Policy for the Recovery of Erroneously Awarded Compensation, and agree that: (i) I am and will continue to be subject to the Pop Global Acquisition Limited Policy for Recovery of Erroneously Awarded Compensation, as amended from time to time (the “Policy”), (ii) the Policy will apply to me both during and after my employment with the Company, and (iii) I will abide by the terms of the Policy, including, without limitation, by promptly returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner determined by the Administrator and permitted by, the Policy. In the event of any inconsistency between the Policy and the terms of any employment agreement or offer letter to which I am a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.

Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.

Signature:

Name:

Title:

Date: